Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.	Nasdaq Symbol CASY
One Convenience Blvd.	CONTACT Bill Walljasper
Ankeny, IA 50021	(515) 965-6505

Casey’s Signs Definitive Agreement to Acquire HandiMart

Ankeny, IA, August 7, 2006—Casey’s General Stores, Inc. (NASDAQ symbol CASY) today announced that it has signed a definitive purchase agreement to acquire up to 33 convenience stores from Nordstrom Oil Company of Cedar Rapids, Iowa. All of the stores are located in Iowa and operate under the HandiMart banner. For their fiscal year ended November 30, 2005 the stores generated total sales of approximately $174 million.

“The acquisition of the HandiMart locations is an excellent fit with our acquisition strategy and further strengthens our existing market presence in Iowa,” said Robert J. Myers, CEO. “They are high volume stores in excellent locations.”

Mr. Myers continued, “We expect this acquisition to be immediately accretive to earnings and provide further earnings enhancements as we realize operating efficiencies and add our prepared food program.”

The acquisition is subject to certain regulatory approvals and other customary closing conditions. The purchase price for these locations is approximately $63 million. The transaction is expected to close during the Company’s second fiscal quarter and will be funded by existing cash and debt financing.